Exhibit 99.1

Press Release

Orthovita, Inc.

45 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Reports 2005 Third Quarter Financial Results

Third Quarter 2005 Sales of $8.4 Million Reflect 22% Growth Over Same Quarter 2004

Year to Date September 30, 2005 Sales of $24.7 Million Reflect 41%

Growth Over Same Period 2004

For Immediate Release

November 8, 2005

Contact:	Joseph M. Paiva
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, Tuesday, November 8, 2005 – Orthovita, Inc. (NASDAQ NM: VITA), a developer of orthopedic biomaterials, reported financial results for the three and nine months ended September 30, 2005. Product sales for the three months ended September 30, 2005 increased 22% to $8,352,000, as compared to $6,854,000 for the same period in 2004. Product sales for the nine months ended September 30, 2005 increased 41% to $24,708,000, as compared to $17,568,000 for the same period in 2004. Sales growth for both reported periods was primarily attributable to the continued expansion of our product portfolio as well as improved market penetration in the U.S. as we refine our U.S. field sales network. Approximately 58% of our product sales during the three and nine months ended September 30, 2005 were from products based upon our VITOSS® FOAM platform, which are co-developed with Kensey Nash Corporation. In addition approximately 11% and 5%, respectively, of our product sales during the three and nine months ended September 30, 2005 were from our VITOSS FOAM Pack product, which was introduced during June 2005. Additionally, VITAGELTM, which was launched at the start of 2005, contributed approximately 10% and 8%, respectively, of product sales for the three and nine months ended September 30, 2005.

For the three and nine months ended September 30, 2005, 93% of product sales were in the U.S., primarily from sales of VITOSS, VITAGEL and IMBIBETM. For the three and nine months ended September 30, 2004, 93% and 92%, respectively, of product sales were in the U.S., primarily from sales of VITOSS and IMBIBE. The remaining sales, during both periods in 2005 and 2004, were a result of VITOSS, CORTOSS® and ALIQUOTTM sales outside the U.S., primarily in Europe.

Gross profit for the three and nine months ended September 30, 2005 was $4,699,000 and $15,710,000, respectively. As a percentage of sales, gross profit was 56% and 64% for the three and nine months ended September 30, 2005, respectively. The gross profit percentage for the three and nine months ended September 30, 2005 included a $1,189,000 and $1,762,000 adjustment, respectively, to write down inventory to its net realizable value. Excluding the inventory adjustment, the gross profit would have been $5,888,000 and $17,472,000 for the three and nine months ended September 30, 2005, respectively, and the gross profit percentage would have been 70% and 71%, respectively. The inventory adjustment in the third quarter of 2005 arose primarily from the slow selling non-spine VITOSS FOAM shape products and short- shelf life products.

Gross profit for the three and nine months ended September 30, 2004, was $3,728,000 and $12,350,000, respectively. As a percentage of sales, gross profit was 54% and 70% for the three and nine months ended September 30, 2004, respectively. The gross profit percentage for the three and nine months ended September 30, 2004 included a $1,275,000 adjustment to write down inventory to its net realizable value. Excluding the inventory adjustment, the gross profit would have been $5,003,000 and $13,625,000 for the three and nine months ended September 30, 2004, respectively, and the gross profit percentage would have been 73% and 78%, respectively. The lower gross profit percentage for 2005 also reflected the shift in product mix toward the VITOSS FOAM product platform, which has a lower gross profit percentage on a higher average selling price per unit as compared to our other products, as well as the effect of VITAGEL product sales, which also has a lower gross profit.

“Sales performance was strong during August and September, and October appears to be continuing this trend with these three months coming in at over $9,000,000 in the aggregate. We are pleased with the growth in size and development of our specialized biomaterials sales team and with the uptake of both the VITOSS FOAM Pack and VITAGEL products. Additionally, significant progress has been made with our CORTOSS Vertebral Compression Fracture clinical program, and we have attained some key adjustments with the FDA to our clinical study protocol. We expect these adjustments to have a positive impact on the pace of our patient enrollment,” said Antony Koblish president and CEO of Orthovita. “We also took, what we believe is, the final step in our inventory write downs attributable to slow selling non-spine products and the remainder of short shelf life products. We look forward to more detailed discussions on the earnings conference call.”

Operating expenses for the three-month periods ended September 30, 2005 and 2004 were $8,995,000 and $7,565,000, respectively. Operating expenses increased 19% between the third quarters of 2005 and 2004 as compared to a 22% increase in product sales for the respective periods. For the nine months ended September 30, 2005 and 2004, operating expenses were $25,481,000 and $21,115,000, respectively, which represents a 21% increase in operating expenses as compared to a 41% increase in product sales for the periods.

General and administrative expenses decreased to 19% from 23% of product sales for the three-month periods ended September 30, 2005 and 2004, respectively. General and administrative expenses for the three months ended September 30, 2005 remained relatively flat at $1,617,000 compared to $1,604,000 for the same period in 2004. General and administrative expenses for the nine months ended September 30, 2005 increased 27% to $5,030,000 from $3,957,000 for the same period in 2004. The increases in general and administrative expenses for the nine month period ended September 30, 2005 was primarily due to increased headcount and higher insurance premium costs.

Selling and marketing expenses decreased to 61% of product sales for the three months ended September 30, 2005 as compared to 64% of product sales for the same period in 2004. Selling and marketing expenses were $5,148,000 for the three months ended September 30, 2005, which is an 18% increase from $4,356,000 for the three months ended September 30, 2004. For the nine months ended September 30, 2005, selling and marketing expenses decreased to 62% of product sales as compared to 74% of product sales for the same period in 2004. Selling and marketing expenses were $15,128,000 for the nine months ended September 30, 2005, which is a 17% increase from $12,933,000 for the nine months ended September 30, 2004. Selling and marketing expenses increased for both periods in 2005 primarily due to higher costs incurred by increasing the size of our sales management team and expanding our field sales team of direct sales representatives to support the growth of U.S product sales.

Research and development expenses increased to 27% of product sales for the three months September 30, 2005 as compared to 23% of product sales for the same period in 2004. Research and development expenses were $2,230,000 for the three months ended September 30, 2005, which is a 39% increase from $1,605,000 for the same period in 2004. For the nine months ended September 30, 2005, research and development expenses decreased to 22% of product sales as compared to 24% of product sales for the same period in 2004. Research and development expenses were $5,323,000 for the nine months ended September 30, 2005, which is a 26% increase from $4,225,000 for the same period in 2004. The increases in research and development expenses for both periods in 2005 are primarily due to costs associated with the enrollment of patients in our CORTOSS clinical trial in the U.S.

The net loss for the three months ended September 30, 2005 increased 12% to $4,421,000 as compared to $3,956,000 for the same period in 2004. The net loss for the nine months ended September 30, 2005 increased 9% to $10,052,000 as compared to $9,213,000 for the same period in 2004.

Cash, cash equivalents, short-term and long-term investments were $17,444,000 at September 30, 2005, in comparison to cash, cash equivalents, short-term and long-term investments of $28,705,000 at December 31, 2004. The net cash used in operating activities of $10,322,000 for the nine months ended September 30, 2005 included a loss from operations of $10,052,000, a net increase of $1,774,000 in inventories and $620,000 in prepaid revenue interest expense, reflecting the contractually required advance payment to Paul Capital Royalty Acquisition Fund and was partially offset by a $1,227,000 net increase in non-financing liabilities.

Antony Koblish, President and Chief Executive Officer, and Joseph M. Paiva, Chief Financial Officer of Orthovita, will host a conference call at 8:30 a.m. eastern time tomorrow to review and discuss the financial results for the three and nine months ended September 30, 2005. The phone number to join the conference call from within the U.S. is (888) 815-2919, and from outside the U.S. is (706) 643-3675; the conference identification number is 1358409. Participants are advised to dial in ten minutes prior to the scheduled start time for the conference call. A replay of the conference call will be available for one week beginning November 9, 2005, at 10:30 a.m. eastern time, and ending November 16, 2005, at 11:59 p.m. eastern time. You may listen to the replay by dialing within the U.S. (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 1358409.

About the Company

Orthovita is a biomaterials company with proprietary technologies for the development and commercialization of synthetic, biologically active, tissue engineering products for orthopedic and neurosurgical applications. Our products are used in the regeneration of bone. Our near-term commercial business is based on our internally developed VITOSS® Bone Graft Substitute technology platform, which are designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-derived bone material to meet a broad range of orthopedic clinical needs in the spine, trauma, joint reconstruction, revision surgery and extremities markets, and VITAGEL™ Surgical Hemostat, which is a safe adherent matrix and an impermeable barrier to blood flow. Our longer-term U.S. clinical development program is focused on our internally developed CORTOSS® Synthetic Cortical Bone technology platform, which is designed for injections in osteoporotic spines to treat vertebral compression fractures. Orthovita works jointly with Kensey Nash Corporation and Angiotech Pharmaceuticals, Inc., to develop and market synthetic-based biomaterial products, and continues to pursue similar relationships with other companies in biomaterials.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitations, our products and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, our dependence on the commercial success of our approved products, our need to obtain and maintain regulatory approvals to sell our products, the rate at which we invest in our field sales network, the ability of our field sales network to generate new sales, our ability to manage commercial scale manufacturing capability and capacity, risks and uncertainties in pre-clinical and clinical trial results, our success in expanding our commercial product portfolio and distribution channel, and other risk factors listed from time to time in reports we file with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Certain Risks Related to Our Business”. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as from Orthovita upon request. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Summary Financial Information Follows on Next Page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2005		2004		2005		2004
Statements of Operations Data:

PRODUCT SALES	$8,352,219	100%	$6,853,788	100%	$24,708,067	100%	$17,568,435	100%

COST OF SALES	3,652,938	44%	3,125,496	46%	8,998,001	36%	5,218,700	30%

GROSS PROFIT	4,699,281	56%	3,728,292	54%	15,710,066	64%	12,349,735	70%

OPERATING EXPENSES:
General & administrative expenses	1,616,759	19%	1,603,979	23%	5,029,955	20%	3,956,599	22%
Selling & marketing expenses	5,148,091	61%	4,355,623	64%	15,127,937	62%	12,933,264	74%
Research & development expenses	2,230,055	27%	1,605,098	23%	5,322,921	22%	4,225,096	24%

Total operating expenses	8,994,905	107%	7,564,700	110%	25,480,813	104%	21,114,959	120%

OPERATING LOSS	(4,295,624)	(51)%	(3,836,408)	(56)%	(9,770,747)	(40)%	(8,765,224)	(50)%

INTEREST EXPENSE	(64,501)	(1)%	(32,568)	(1)%	(292,286)	(1)%	(74,663)	(<1)%
REVENUE INTEREST EXPENSE	(235,527)	(3)%	(165,680)	(2)%	(717,388)	(3)%	(527,336)	(3)%
INTEREST INCOME	174,691	2%	78,701	1%	728,421	3%	153,958	1%

NET LOSS	$(4,420,961)	(53)%	$(3,955,955)	(58)%	$(10,052,000)	(41%)	$(9,213,265)	(52)%

NET LOSS PER SHARE, BASIC AND DILUTED	$(.09)		$(.08)		$(.21)		$(.21)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER COMMON SHARE	47,922,270		47,506,585		47,876,558		43,751,121

Summary Financial Information continued on next page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

	September 30, 2005	December 31, 2004
Balance Sheet Data:

Cash and cash equivalents	$7,979,395	$9,831,544
Short-term investments	5,951,615	15,833,552
Accounts receivable, net	4,980,487	4,498,049
Inventories	10,772,829	8,998,361
Prepaid revenue interest expense	882,612	262,154
Other current assets	301,941	535,348

Total current assets	30,868,879	39,959,008
Property and equipment, net	4,968,720	4,606,287
Long-term investments	3,513,469	3,039,485
Other assets	467,139	407,181

Total assets	$39,818,207	$48,011,961

Current liabilities	$6,875,442	$5,662,799
Long-term liabilities	8,318,346	7,825,280

Total liabilities	15,193,788	13,488,079
Total shareholders’ equity	24,624,419	34,523,882

	$39,818,207	$48,011,961

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

	Nine Months Ended September 30,
	2005	2004
Cash Flow Data:

Net cash used in operating activities	$(10,322,361)	$(12,327,599)

Net cash provided by investing activities	$8,095,083	$1,230,731

Net cash provided by financing activities	$646,798	$24,849,358

Effect of exchange rate changes on cash and cash equivalents	$(271,669)	$89,090

Source: Orthovita, Inc.